Exhibit 5.1

July 18, 2008

Microvision, Inc.

6222 185th Avenue NE

Redmond, WA 98052

Re:	Registration Statement on Form S-3 (No. 333-141454)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated May 7, 2007 (the “Base Prospectus”), the prospectus supplement dated July 18, 2008 (“the Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”)) and filed with the Securities and Exchange Commission (the “Commission”) by Microvision, Inc. (the “Company”) on July 18, 2008 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended. The Prospectus relates to the offering by the Company of 11,171,674 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”) and warrants to purchase 6,703,004 shares of common stock (the “Warrants” and, together with the Shares, the “Securities”). We understand that the Securities are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

2.	The Warrants have been duly authorized by the Company, and when issued and paid for as described in the Prospectus, will constitute valid and binding obligations of the Company, subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (b) general principles of equity, regardless of whether applied in a proceeding in equity or at law.

3.	Shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized, and when the Warrant Shares are issued out of the Company’s duly authorized common stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP